Filed Pursuant to Rule 433
Registration No. 333-135244
January 5, 2009
TERM SHEET
$1,000,000,000
9.625% Senior Notes due 2019
$250,000,000
9.875% Senior Notes due 2039

Issuer:	Weatherford International Ltd. (Bloomberg Ticker: “WFT”)

Guarantor:	Weatherford International, Inc.

Ratings:	Baa1 (stable) Moody’s / BBB+ (stable) S&P

Securities:	$1,000,000,000 9.625% Senior Notes due 2019
$250,000,000 9.875% Senior Notes due 2039

Format:	SEC registered (global) (No. 333-135244)

CUSIP / ISIN No.	2019 Notes: 947075 AF4 / US947075AF47
2039 Notes: 947075 AG2 / US947075AG20

Trade Date:	January 5, 2009

Expected Settlement:	January 8, 2009 (T+3)

Maturity:	2019 Notes: March 1, 2019
2039 Notes: March 1, 2039

Price To Public:	2019 Notes: 99.495% of principal amount
2039 Notes: 98.841% of principal amount

Coupon:	2019 Notes: 9.625% per year (payable semi-annually)
2039 Notes: 9.875% per year (payable semi-annually)

Interest Payment Dates:	March 1 and September 1, beginning March 1, 2009

Benchmark Treasury:	2019 Notes: 3.750% due November 15, 2018
2039 Notes: 4.375% due February 15, 2038

Benchmark Treasury Yield:	2019 Notes: 2.478%
2039 Notes: 3.018%

Spread:	2019 Notes: +723.0 basis points over Benchmark Treasury
2039 Notes: +698.2 basis points over Benchmark Treasury

Yield:	2019 Notes: 9.708%
2039 Notes: 10.000%

Make Whole Call At Any Time:	The greater of 100% of principal amount or discounted present value at Adjusted Treasury Rate +50 bps (0.50%) for both the 2019 Notes and 2039 Notes

Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Joint Bookrunners:	Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free Banc of America Securities LLC at 1-800-294-1322, Barclays Capital Inc. at 1-888-227-2275 (ext. 2663), Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, or UBS Securities LLC at 1-877-827-6444 (ext. 561-3884).